Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Narrows First Quarter Loss to $39,000, or $0.02 per share

LAKEWOOD, CO — April 30, 2012 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, today reported a small loss of $39,000, or $0.02 per share, in the first quarter of 2012, compared to a loss of $183,000, or $0.07 per share in the first quarter a year ago.  Solera earned $166,000, or $0.07 per share in the quarter ended December 31, 2011.  Lower gains from sale of securities contributed to the losses in both the first quarters of 2012 and 2011, while improving asset quality and strong capital levels continue to sustain the bank.

“After achieving profitability in six of the past eight quarters, we posted a modest loss in the first quarter,”    said Douglas Crichfield, President and Chief Executive Officer.  “The greater Denver economy is beginning to show some reasonable improvement, and our loan officers are busy calling on potential customers, spreading the word as to who we are, so that we will be the bank businesses choose when borrowing begins again.”

“We believe the greater Denver market is starting to recover, noting that a recent report from Beacon Hill Institute ranks Colorado as the third-most economically competitive state,” Crichfield added.   “And, according to data compiled by the Metro Denver Economic Development Corporation (Metro Denver EDC) in its Monthly Economic Summary for April 2012, ‘With employment growth on the rise, an increase in home sales, and more than twice the number of residential building permits than the same time last year, Metro Denver’s economy is climbing steadily out of post-recession lows.’

“We continue to augment our consumer and business banking services and are now starting to write loans for the new residential mortgage program we launched at the end of 2011,” said Crichfield.  “The program fills a gap in the market for home loans that do not conform, because they exceed the dollar amount specified by U.S. government-sponsored agencies.  In addition, our SBA lending program has strong potential in the coming years as the Denver economy continues to recover.”

Financial Highlights (at or for the quarter ended March 31, 2012)

•                                          First quarter net loss improved $144,000, bringing the net loss close to breakeven at $39,000, or $0.02 per share, compared to a loss of $183,000, or $0.07 per share in the first quarter a year ago;

•                                          The Bank’s capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 20.2%;

•                                          Total assets increased 5%, to $146.2 million, from a year ago;

•                                          Total deposits increased 4% year-over-year to $119.1 million, with noninterest-bearing demand deposits growing 36% from a year ago;

•                                          Tangible book value per share, excluding unrealized gains on securities, improved to $7.25 up from $7.05 a year earlier;

•                                          Solera’s tangible common equity ratio, excluding unrealized gains on securities, was 12.7% at March 31, 2012.

Balance Sheet and Credit Quality

Solera National Bancorp’s total assets increased to $146.2 million at March 31, 2012, from $145.4 million at December 31, 2011, and grew 5% from $139.8 million at March 31, 2011.

The investment securities portfolio totaled $84.5 million at March 31, 2012, up 10% from $76.7 million at March 31, 2011.  The investment portfolio is comprised primarily of U.S. Government-sponsored Agency mortgage-backed bonds.

Gross loans totaled $55.1 million at the end of the first quarter 2012, compared to $55.6 million at December 31, 2011, and $58.2 million at the end of the first quarter a year ago.  “We anticipate that loan demand will begin to accelerate as the economy improves, and when it does, we expect to see active competition.  Our specialization in serving the Hispanic community will provide a competitive edge when loan demand picks up,” commented Crichfield.  “With that said, we continue to see more inquiries and more activity than in many quarters and believe we are near the turning point.”

Solera’s loan portfolio was well diversified at the end of March 2012 with commercial real estate loans that are owner-occupied accounting for 29% of the portfolio, commercial real estate loans that are investor owned were 39% of the loan portfolio, commercial and industrial loans representing 11%, residential real estate loans 19% and construction loans totaling 2% of the loan portfolio.  Commercial real estate concentrations are substantially below regulatory guidance.

Total deposits grew 4% to $119.1 million at March 31, 2012, from $114.5 million a year ago.  Core deposits, which exclude certificates of deposits, accounted for 58% of total deposits at the end of March 2012.

“On every metric, our asset quality is improving, with non-performing loans (NPLs), non-performing assets (NPAs) and other real estate owned (OREO) down year-over-year and reserves increasing as a percent of NPLs,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “We continue to have two properties in OREO carried on the books at $1.8 million, and, at this point, do not expect to incur any loss upon disposition.”  NPLs declined to $979,000 at March 31, 2012, representing 1.78% of gross loans, compared to $2.69 million, or 4.63% of gross loans a year ago.   At the end of 2011, NPLs totaled $610,000 or 1.10% of gross loans.   NPAs stood at $2.76 million, or 1.88% of total assets at March 31, 2012, compared to $4.53 million, or 3.24% of total assets a year ago and $2.39 million, or 1.64%, of total assets at the end of December 2011.

The allowance for loan and lease losses at March 31, 2012, was unchanged from the preceding quarter at $1.1 million, or 1.96% of total loans, representing a healthy coverage ratio of approximately 110% of NPLs.

Stockholders’ equity was $19.4 million and tangible book value, excluding unrealized gains on available-for-sale securities, was $7.25 a share at March 31, 2012.  Solera’s tangible common equity, excluding unrealized gains on securities, was 12.7% of tangible assets at the end of the first quarter of 2012.

Review of Operations

Net interest income, after the provision for loan and lease losses, was $969,000 in the first quarter of 2012, compared to $920,000 in the fourth quarter of 2011, and $1.1 million in the first quarter a year ago.

The net interest margin (NIM) improved to 2.78% for the first quarter of 2012, compared to 2.66% for the fourth quarter of 2011 and declined from 3.25% in the first quarter a year earlier. The NIM compression experienced during the year was primarily due to lower yields from the investment portfolio and historically low interest rates.  The yield on investments fell 127 basis points to 2.42% while the yield on loans was up 7 basis points to 5.81%.

“With the improvement in asset quality, we did not need to book a provision for loan and lease losses in the first quarter of 2012, compared to a provision of $25,000 recorded in the fourth quarter of 2011, and no provision in the first quarter a year ago,” said Fenton.

Total noninterest income was $138,000 in the first quarter of 2012, compared to $332,000 in the preceding quarter and $16,000 in the first quarter a year ago.  “With the large securities portfolio we maintain, we actively manage our investments for liquidity and interest rate risk.  In the current low interest rate environment, we are also able to generate gains on sale of investments from time to time.  In the December quarter, sales contributed to strong revenues, while this quarter gains were lower,” Fenton noted.  “Our securities portfolio is comprised of high-quality bonds with relatively short maturities and currently contains $943,000 in unrealized gains which is reflected as accumulated other comprehensive income on our balance sheet.”

Noninterest expense in the first quarter of 2012 was level at $1.1 million with the preceding quarter, and was down 10% from $1.3 million in the first quarter of 2011.

Annual Meeting of Shareholders

Solera National Bancorp will hold its Annual Meeting of Shareholders at the Pinehurst Country Club, in Denver, Colorado on June 21st, at 10:00 a.m., local time.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight.  We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	3/31/12	12/31/11	3/31/11
ASSETS
Cash and due from banks	$729	$1,445	$1,058
Federal funds sold	—	355	—
Interest-bearing deposits with banks	357	1,357	266
Investment securities, available-for-sale	84,498	83,195	76,682
FHLB and Federal Reserve Bank stocks, at cost	1,148	1,134	1,115
Gross loans	55,086	55,645	58,199
Net deferred (fees)/expenses	1	(77)	(68)
Allowance for loan and lease losses	(1,077)	(1,067)	(1,175)
Net loans	54,010	54,501	56,956
Premises and equipment, net	571	599	691
Accrued interest receivable	666	584	703
Other real estate owned	1,776	1,776	1,838
Bank-owned life insurance	2,008	—	—
Other assets	411	420	448
TOTAL ASSETS	$146,174	$145,366	$139,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$3,217	$3,550	$2,369
Interest-bearing demand deposits	8,724	9,355	11,567
Savings and money market deposits	57,503	58,854	64,416
Time deposits	49,688	47,225	36,100
TOTAL DEPOSITS	119,132	118,984	114,452

Securities sold under agreements to repurchase and federal funds purchased	663	253	957
Accrued interest payable	62	56	79
FHLB borrowings	6,500	6,500	5,500
Accounts payable and other liabilities	368	534	491
TOTAL LIABILITIES	126,725	126,327	121,479

Common stock	26	26	26
Additional paid-in capital	26,159	26,146	26,041
Accumulated deficit	(7,679)	(7,640)	(8,065)
Accumulated other comprehensive income	943	507	276
TOTAL STOCKHOLDERS’ EQUITY	19,449	19,039	18,278
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$146,174	$145,366	$139,757

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended
($000s, except per share data)	3/31/12	12/31/11	3/31/11
Interest and dividend income
Interest and fees on loans	$788	$788	$824
Investment securities	503	510	673
Dividends on bank stocks	8	10	9
Other	2	2	1
Total interest income	1,301	1,310	1,507

Interest expense
Deposits	300	323	369
Securities sold under agreements to repurchase and federal funds purchased	1	—	2
FHLB borrowings	31	40	57
Other borrowings	—	2	2
Total interest expense	332	365	430
Net interest income	969	945	1,077
Provision for loan and lease losses	—	25	—
Net interest income after provision for loan and lease losses	969	920	1,077

Noninterest income
Customer service and other fees	15	16	18
Other income	9	1	—
Gain (loss) on available-for-sale securities	114	315	(2)
Total noninterest income	138	332	16

Noninterest expense
Salaries and employee benefits	567	559	705
Occupancy	127	130	133
Professional fees	144	81	126
Other general and administrative	308	316	312
Total noninterest expense	1,146	1,086	1,276

Net (loss) income	$(39)	$166	$(183)

Earnings per share	$(0.02)	$0.07	$(0.07)
Tangible book value per share	$7.25	$7.26	$7.05
Net interest margin	2.78%	2.66%	3.25%

Asset Quality:
Non-performing loans to total loans	1.78%	1.10%	4.63%
Non-performing assets to total assets	1.88%	1.64%	3.24%
Allowance for loan losses to total loans	1.96%	1.92%	2.02%
Allowance for loan losses to non-performing loans	110.01%	174.92%	43.63%
Other real estate owned	$1,776	$1,776	$1,838

Selected Financial Ratios:
Tier 1 leverage ratio (1)	11.2%	11.2%	11.3%
Tier 1 risk-based capital ratio (1)	18.9%	19.2%	17.5%
Total risk-based capital ratio (1)	20.2%	20.5%	18.7%

(1) Solera National Bank only